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                                                                     Exhibit 5.1
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direct dial: 248.723.0347      TIMOTHY E. KRAEPEL       email: TKraepel@howardandhoward.com

                                October 31, 2008
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LOTUS BANCORP, INC.
44350 West 12 Mile Road
Novi, Michigan 48377

     RE:  LOTUS BANCORP, INC. -- REGISTRATION OF 166,795
          SHARES OF COMMON STOCK ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to Lotus Bancorp, Inc., a Michigan corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 166,795 shares of Common Stock (the "Common Stock"), to be issued pursuant to the Lotus Bancorp, Inc. 2008 Stock Incentive Plan (the "Plan"), which Plan was adopted by resolution of the Board of Directors of the Company on February 13, 2008 and approved by shareholders on May 21, 2008.

     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      VERY TRULY YOURS,

                                      HOWARD & HOWARD ATTORNEYS, P.C.


                                      /s/ Timothy E. Kraepel

                                      TIMOTHY E. KRAEPEL